The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated December 13, 2010
PROSPECTUS Dated February 18, 2009	Pricing Supplement No. 2010-MTNDD0695 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-157386 and 333-157386-01
Dated February 18, 2009	Dated December 13, 2010
Filed pursuant to Rule 424(b)(2)
$
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Jump Securities Based on the
Performance of Silver due January 26, 2012

Unlike ordinary debt securities, the Jump Securities Based on the Performance of Silver due January 26, 2012, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the commodity price (as defined below) of silver, which we refer to as the underlying commodity, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero. If the final commodity price increases from the initial commodity price, you will receive the fixed upside payment described below. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

•	The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash equal to:

º	$1,000 plus the upside payment if the final commodity price is greater than the initial commodity price, or

º
$1,000 times the commodity performance factor if the final commodity price is less than or equal to the initial commodity price.  This amount will be less than or equal to the stated principal amount of $1,000 and could be zero.  There is no minimum payment on the securities at maturity.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-5.

•
The upside payment will be equal to $200 to $220 per security (20% to 22% of the stated principal amount).  Accordingly, even if the final commodity price is significantly greater than the initial commodity price, your payment at maturity will not exceed $1,200 to $1,220 per security.  The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The commodity performance factor will be a fraction equal to the final commodity price divided by the initial commodity price.

•
The commodity price, on any relevant market business day, will be the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”

•	The initial commodity price will equal the commodity price on the pricing date.

•	The final commodity price will equal the commodity price on the valuation date.

•	The valuation date will be January 23, 2012, subject to postponement for non-relevant market business days or certain market disruption events.

•	Investing in the securities is not equivalent to investing directly in silver or in futures contracts or forward contracts on silver.

•	The securities will not be listed on any securities exchange.

•	The CUSIP number for the securities is 1730T0LK3. The ISIN number for the securities is US1730T0LK33.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Public Offering Price	Underwriting Fee	Proceeds to Issuer
Per security	$1,000.00	$20.00	$980.00
Total	$	$	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the  securities, will receive an underwriting fee of $20.00 from Citigroup Funding for each security sold in this offering. The actual public offering price and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $20.00 for each security they sell. The concession may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by an investor. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about              , 2010.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the Performance of Silver due January 26, 2012, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Citigroup Funding.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of silver, which we refer to as the underlying commodity.  At maturity, you will receive a positive return on the securities only if the commodity price on the valuation date is greater than the initial commodity price.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

Each security costs $1,000
We, Citigroup Funding Inc., are offering the Jump Securities Based on the Performance of Silver due January 26, 2012, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the commodity price on the valuation date.  There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.  If the final commodity price increases from the initial commodity price, you will receive the fixed upside payment described below.

The commodity price, on any relevant market business day, will be the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”

The initial commodity price will be the commodity price on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final commodity price will be the commodity price on January 23, 2012, which we refer to as the valuation date (subject to postponement in the event of non-relevant market business days or certain market disruption events).

Payment at maturity depends on the commodity price	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the commodity price on the valuation date, equal to:

•	$1,000 plus the upside payment, if the final commodity price is greater than the initial commodity price,

where,

upside payment = $200 to $220 per security (20% to 22% of the stated principal amount).  Accordingly, even if the final commodity price is significantly greater than the initial commodity price, your payment at maturity will not exceed $1,200 to $1,220 per security.  The actual upside payment will be determined on the pricing date.

•	$1,000 times the commodity performance factor, if the final commodity price is less than or equal to the initial commodity price where,

commodity performance factor	=	final commodity price
initial commodity price

Accordingly, where the final commodity price has decreased from the initial commodity price, investors will lose 1% of the stated principal amount for every 1% decline in the final commodity price.  This amount will be less than the stated principal amount of $1,000 and could be zero.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS-5, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the final commodity price.  The graph does not show every situation that can occur.

You can review historical commodity prices in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-14.  You cannot predict the future performance of the underlying commodity based upon its historical performance.

If a market disruption event occurs with respect to the underlying commodity on the valuation date or if the valuation date is not a relevant market business day, the commodity price may be determined on the next relevant market business day on which no market disruption event occurs or is continuing with respect to the underlying commodity in accordance with “Description of Securities—Commodity Price” and “—Market Disruption Event.”

Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

Your participation in any increase in the commodity price will be no greater than the upside payment
The positive return investors may realize on the securities if the final commodity price is greater than the initial commodity price will be equal to, but no greater than, the upside payment of $200 to $220 per security (20% to 22% of the stated principal amount).  Accordingly, even if the final commodity price is substantially greater than the initial commodity price, your payment at maturity will not exceed $1,200 to $1,220 per security, or 120% to 122% of the stated principal amount.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity.”

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine the initial commodity price, the final commodity price, the commodity performance factor, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated February 18, 2009 and prospectus dated February 18, 2009.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities based on the following terms:

Stated Principal Amount per Security:	$1,000
Hypothetical Upside Payment:	$210 per security (21% of the stated
principal amount)
Minimum Payment at Maturity:	None
Principal Protection:	None

•
Where the final commodity price is greater than the initial commodity price, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the hypothetical upside payment of $210 per security.  In the payoff diagram above, an investor will receive $1,210 per security, the stated principal amount plus the hypothetical upside payment, at any final commodity price greater than the initial commodity price.

•
Where the final commodity price is less than or equal to the initial commodity price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease from the initial commodity price. For example, if the commodity price has decreased by 25%, the payment at maturity will be $750 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final commodity price is less than the initial commodity price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the commodity price. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity.”

Your appreciation potential is fixed and limited
Where the final commodity price is greater than the initial commodity price, the appreciation potential of the securities is limited to the fixed upside payment of $200 to $220 per security (20% to 22% of the stated principal amount), even if the final commodity price is significantly greater than the initial commodity price.  The commodity price has been very volatile since 2005 and has experienced increases of more than 20% to 22% more frequently than increases of less than 20% to 22% over any 13-month period.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity.”

Silver prices are volatile and may be affected by numerous factors
Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time to time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, photography, jewelry and silverware.

The price of silver may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. From January 3, 2005 to December 13, 2010, the commodity price has been as low as 639.00¢ and as high as 3,050.00¢. The volatility of the price of silver may result in you receiving at maturity an amount less than the stated principal amount of your investment in the security.  See “Description of Securities—Historical Information.”

Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final commodity price does not increase from the initial commodity price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The securities are subject	Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent

to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities	company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

The market price of the securities will be influenced by many unpredictable factors
Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the price and volatility of the underlying commodity and futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity, and sale of the securities prior to maturity may result in a loss.

Investing in the securities is not equivalent to investing in the underlying commodity
Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.

Investments linked to commodities are subject to sharp fluctuations in commodity prices
Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the commodity price and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the commodity price may be, and has recently been, highly volatile.  See “Description of Securities—Historical Information.”

The securities will not be regulated by the Commodity Futures Trading Commission (the “CFTC”)
The securities will not be regulated by the CFTC.  You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the commodity price and, therefore, the value of the securities.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial commodity price, the final commodity price and the commodity performance factor and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the final commodity price in the event of a market disruption event, may affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity as well as in other instruments, such as options and/or swaps related to the underlying commodity. Our affiliates also trade in the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the price at which the underlying commodity must close on the valuation date before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the commodity price on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

There are risks relating to trading of commodities on the London Bullion Market Association
Silver is traded on the London Bullion Market Association, which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected.  The LBMA is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a day or over a period of days.

The U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Jump Securities Based on the Performance of Silver due January 26, 2012.  In this pricing supplement, the terms “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	December , 2010 (expected to price on or about December 23, 2010)

Original Issue Date (Settlement Date)	December , 2010 (three Business Days after the Pricing Date)

Maturity Date	January 26, 2012

Valuation Date	January 23, 2012, subject to postponement for non-Relevant Market Business Days or Market Disruption Events as described below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	1730T0LK3

ISIN Number	US1730T0LK33

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Silver

Payment at Maturity	You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$1,000 plus the Upside Payment, if the Final Commodity Price is greater than the Initial Commodity Price, or

•
$1,000 times the Commodity Performance Factor, if the Final Commodity Price is less than or equal to the Initial Commodity Price. This payment will be less than or equal to the $1,000 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Relevant Market Business Day preceding the Maturity Date (but if such Relevant Market Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$200 to $220 per Security (20% to 22% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Commodity Performance Factor	A fraction, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Initial Commodity Price	The Commodity Price on the Pricing Date, as determined by the Calculation Agent.

Final Commodity Price	The Commodity Price on the Valuation Date, as determined by the Calculation Agent.

Commodity Price
On any Relevant Market Business Day, the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”  If the Relevant Market is not the London Silver Market, the Commodity Price will be the fixing price per troy ounce of silver in U.S. cents as published by such Relevant Market.

If the Valuation Date or any other date of determination is not a Relevant Market Business Day or if a Market Disruption Event occurs or is continuing on that date, the Commodity Price for that date will be determined as described below under “—Market Disruption Event.”

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Market
The London Silver Market or any other market on which members of the LBMA, or any successor thereto, quote prices in U.S. cents for the buying and selling of silver, or if such market is no longer the principal trading market for silver or options or futures contracts for silver, such principal trading market for silver, as determined in good faith by the Calculation Agent, which serves as the source of prices in U.S. cents for silver, and any principal exchanges where options or futures contracts on silver are traded.

Relevant Market Business Day	As determined by the Calculation Agent, a day on which the Relevant Market is open for trading, notwithstanding any such Relevant Market closing prior to its scheduled closing time.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets Inc.

Calculation Agent	Citigroup Global Markets Inc.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events or calculation of the Final Commodity Price in the event of a Market Disruption Event, may affect the Payout at Maturity.  See “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined in good faith by the Calculation Agent in its sole discretion, means (i) the temporary or permanent failure of the Relevant Market to announce or publish the Commodity Price, (ii) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts (if trading in such futures contracts regularly commences) related to the Underlying Commodity on the Relevant Market, (iii) the disappearance of, or of trading in, the Underlying Commodity, (iv) the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts (if trading in such futures contracts regularly commences) related to the Underlying Commodity on the Relevant Market, (v) the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price on any Relevant Market Business Day from what it would have been without that imposition, change or removal or (vi) or any other event that materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as related to our obligations under the Securities.

If the Valuation Date is not a Relevant Market Business Day or if a Market Disruption Event occurs or is continuing on the Valuation Date, the Commodity Price for the Valuation Date, unless such date is deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the afternoon fixing prices of the Underlying Commodity obtained from as many dealers in commodities (which may include Citigroup Global Markets or any of our other affiliates, in each case acting in a commercially reasonable manner), but not exceeding three such dealers, as will make such value available to the Calculation Agent (the “Alternate Final Commodity Price”). Instead of determining the Alternate Final Commodity Price, the Calculation Agent may defer the Valuation Date for up to one day that would have been a Relevant Market Business Day or on which a Market Disruption Event occurs or is continuing, but not past the second scheduled Relevant Market Business Day immediately prior to the Maturity Date.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the

Commodity Price as of the date of such acceleration as the Final Commodity Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high and low Commodity Prices, as well as the end-of-quarter Commodity Prices, for each quarter in the period from January 3, 2005 through December 13, 2010.  The Commodity Price on December 13, 2010 was 2,933.00¢.  The graph following the table sets forth the historical performance of the Underlying Commodity for the period from January 3, 2005 through December 13, 2010.

You should not take historical Commodity Prices as an indication of future performance, and no assurance can be given as to the Commodity Price on the Valuation Date.  The Final Commodity Price may be less than the Initial Commodity Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the Commodity Price will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Commodity Price on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Silver
Historical High, Low and Period End Commodity Prices
January 3, 2005 through December 13, 2010

	High	Low	Period End
2005
First Quarter	757.00¢	639.00¢	718.75¢
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00

	High	Low	Period End
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter (through December 13, 2010)	3,050.00	2,195.00	2,933.00

Silver
January 3, 2005 through December 13, 2010
Daily Commodity Prices

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by taking positions in futures contracts on the Underlying Commodity or positions in any other available instruments, such as options and/or swaps related to the Underlying Commodity, that we may wish to use in connection with such hedging. Such purchase activity could increase the Commodity Price, and, accordingly, potentially increase the Initial Commodity Price, and, therefore, increase the price at which the Underlying Commodity must close on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts or any other available instruments that we may wish to use in connection with our hedging on the Underlying Commodity, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Jump Securities.

In order to hedge its obligations under the notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will NOT be permitted to purchase the notes, either directly or indirectly.

ERISA Matters
Each purchaser of the securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the securities through and including the date of disposition of such securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

• investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or instruments that are similar to the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the Security that is effectively connected with the conduct of a trade or business in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS

Citigroup Funding Inc.

Jump Securities Based on the Performance of Silver

Due January 26, 2012
$1,000.00 per Jump Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
December 13, 2010
(Including Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Page
Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Securities at Maturity	PS-5
Risk Factors	PS-6
Description of Securities	PS-10
Payment at Maturity	PS-10
Upside Payment	PS-11
Historical Information	PS-14
Use of Proceeds and Hedging	PS-15
Plan of Distribution; Conflicts of Interest	PS-16
ERISA Matters	PS-16
Certain United States Federal Tax Considerations	PS-17
Medium-Term Notes Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29